EXHIBIT I

TEEKAY CORPORATION Bayside House, Bayside Executive Park, West Bay Street & Blake Road P.O. Box AP-59212, Nassau, Bahamas
NEWS RELEASE

TEEKAY SHIPPING CORPORATION CHANGES NAME TO TEEKAY CORPORATION

Nassau, The Bahamas, June 7, 2007 — Teekay Corporation (Teekay or the Company) (NYSE: TK) today announced that it has legally changed its company name from Teekay Shipping Corporation to Teekay Corporation. The name change was filed with the Marshall Islands Registrar of Corporations following approval by the Company’s shareholders at its annual general meeting held on May 29, 2007.

Teekay proposed the name change to its shareholders to reflect the Company’s asset management focus and expanded service offering as a leader in the marine midstream sector. Teekay’s asset management platform is based off of an innovative corporate structure that includes majority ownership of two publicly-listed master limited partnerships, Teekay LNG Partners L.P. (NYSE: TGP) and Teekay Offshore Partners L.P. (NYSE: TOO), and 100 percent ownership of their respective general partnerships. In addition, Teekay has recently announced its intention to create Teekay Tankers, a separate publicly-listed entity that will initially own a portion of its conventional tanker fleet.

In addition to conventional oil shipping, which is still considered to be Teekay’s core business that it continues to grow, the company also provides floating production, storage and offloading units (FPSOs), floating storage and offtake units (FSOs), shuttle tankers, lightering services, liquefied petroleum gas (LPG) and liquefied natural gas (LNG) transportation. In addition, Teekay offers various other services which include marine consulting, offshore engineering, project management, logistics, freight trading and more.

“I am pleased with the outcome of the vote as it demonstrates that our shareholders view Teekay as more than a shipping company and one that provides marine solutions to the energy sector,” said Bjorn Moller, President and Chief Executive Officer of Teekay Corporation. “While shipping will always remain an important part of our business, over the years we have grown the Company and expanded our service offering to extend well beyond conventional shipping. It’s exciting and fitting that our Company name reflects that diversity and is more inclusive of our expansion into other areas.”

About Teekay

Teekay Corporation transports more than 10 percent of the world’s seaborne oil, has expanded into the liquefied natural gas shipping sector through its publicly-listed subsidiary, Teekay LNG Partners L.P. (NYSE: TGP), and is further growing its operations in the offshore production, storage and transportation sector through its publicly-listed subsidiary, Teekay Offshore Partners L.P. (NYSE: TOO). With a fleet of over 155 vessels, offices in 16 countries and 5,600 seagoing and shore-based employees, Teekay provides a comprehensive set of marine services to the world’s leading oil and gas companies, helping them seamlessly link their upstream energy production to their downstream processing operations. Teekay’s reputation for safety, quality and innovation has earned it a position with its customers as The Marine Midstream Company.

Teekay’s common stock is listed on the New York Stock Exchange where it trades under the symbol “TK”.

- more -

Forward-looking Statements

Statements in this press release that are not historical facts are forward-looking statements, including statements about: the proposed Teekay Tankers offering, the effects thereof and the timing of filing a registration statement relating to the offering; and the anticipated growth of Teekay’s conventional tanker business. Factors that could cause actual results to differ materially from the forward-looking statements, which involve risks and uncertainties, and that should be considered in evaluating these statements include: conditions in the United States capital markets; changes affecting the conventional tanker market; and the need for the SEC to declare effective a registration statement relating to the offering. Teekay expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

For Investor Relations enquiries contact:
Dave Drummond
Tel: +1 (604) 844-6654

For Media enquiries contact:
Kim Barbero
Tel: +1 (604) 609-4703

Web site: www.teekay.com

- end -